Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended June 30, 2012

(Dollars in millions)

June 2012
Domestic Card Metrics(1)(2)
Net principal charge-offs	$151
Average loans held for investment	53,044
Net charge-off rate(3)	3.41%
30+ day delinquencies	1,687
Period-end loans held for investment	$53,332
30+ day delinquency rate(4)	3.16%

International Card Metrics(2)
Net principal charge-offs	$34
Average loans held for investment	7,959
Net charge-off rate(3)	5.16%
30+ day delinquencies	$392
Period-end loans held for investment	8,116
30+ day delinquency rate(4)	4.84%

Auto Finance Metrics
Net principal charge-offs	$32
Average loans held for investment	25,041
Net charge-off rate(3)	1.54%
30+ day delinquencies	$1,401
Period-end loans held for investment	25,251
30+ day delinquency rate(4)	5.55%

(1)

On May 1, 2012, we completed the acquisition of assets and assumption of liabilities of HSBC’s credit card and private-label credit card business in the United States (the “HSBC Transaction”). The HSBC Transaction added approximately $28.2 billion to our domestic credit card receivables as of the acquisition date. We will begin reporting the results of the HSBC Transaction in our unaudited consolidated financial statements for the second quarter of 2012. Our Domestic Card metrics as of and for the month ended June 30, 2012 reported above exclude the impact of the HSBC Transaction.

(2)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(4)	Calculated by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.